EXHIBIT 24.1
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yaron Tal and Eyal Kolka, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE
/s/ Yaron Tal Yaron Tal	Chief Executive Officer and President (principal executive officer)	October 15, 2007

/s/ Eyal Kolka Eyal Kolka	Chief Financial Officer and Secretary (principal financial and accounting officer)	October 15, 2007

/s/ Michael Berman Michael Berman	Chairman of the Board of Directors	October 15, 2007

/s/ Erez Golan Erez Golan	Director	October 15, 2007

/s/ Zvi Schechter Zvi Schechter	Director	October 15, 2007

/s/ Nissim Darvish Nissim Darvish	Director	October 15, 2007

/s/ Neil Cohen Neil Cohen	Director	October 15, 2007

/s/ Gil Bianco Gil Bianco	Director	October 15, 2007

/s/ Ora Setter Ora Setter	Director	October 15, 2007